UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 2, 2005

Date of Report (Date of Earliest Event Reported)

THE FINOVA GROUP INC.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11011 (Commission File Number)	86-0695381 (I.R.S. Employer Identification No.)

4800 N. Scottsdale Road, Scottsdale Arizona (Address of Principal Executive Offices)	85251-7623 (Zip Code)

(480) 636-4800

(Registrant's Telephone Number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Introduction.

The FINOVA Group Inc. ("FINOVA" or the "Company") is filing this report to disclose the adoption by FINOVA, with the approval of its Board of Directors, of the 2005 Annual Incentive Plan for employees and to disclose the decision to reduce a substantial portion of the staff, including two executive officers.

Section 1 -- Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2005, FINOVA's Board of Directors approved FINOVA's adoption of the 2005 Annual Incentive Plan (the "2005 Plan"). The 2005 Plan operates in the same manner as the annual incentive plans implemented for 2002, 2003 and 2004. Under each of those plans, including the one for 2005, employees are required to fulfill objectives based on individual job responsibilities. Each employee is given a target bonus, generally based on grade level and criticality to the Company. FINOVA will pay bonuses ranging from 0% to 200% of the employee's target bonus, based on both the employee's and the Company's performance, in the complete discretion of the Company.

Certain employees are also awarded additional severance compensation equivalent to 25% of the employee's annual bonus award. The Chief Operating Officer is eligible to receive additional severance equal to 35% of his annual bonus award. The additional severance is subject to the terms of the existing severance plan, which permits additional grants of severance to employees.

The 2004 and 2005 Annual Incentive Plan Rules are attached as Exhibits 10.A and 10.B to this report, respectively.

Section 2 -- Financial Information

Item 2.05. Costs Associated with Exit or Disposal Activities.

The termination benefits, including severance costs, for the personnel departures discussed below under Item 5.02 are expected to cost approximately $6.4 million, $2.1 million of which have previously been accrued by the Company as of December 31, 2004. The total costs are an acceleration of anticipated termination benefits that were scheduled to be paid under FINOVA's existing severance arrangements. Funds to pay those termination benefits are held by a trust. For additional information on Costs Associated with Exit or Disposal Activities, see Note G to FINOVA's Notes to Interim Condensed Consolidated Financial Statements, included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2004 and Note P to FINOVA's Notes to Interim Condensed Consolidated Financial Statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

See Item 5.02 below for more information regarding the scheduled reductions in personnel.

Section 5- Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers. Election of Directors; Appointment of Principal Officers.

At its meeting on March 2, 2005, FINOVA's Board of Directors endorsed management's proposed reductions in personnel, which are designed to more closely align FINOVA's operating costs with the size of the remaining asset portfolio. These reductions include the scheduled departures by June 30, 2005 of two executive officers, Glenn E. Gray, the Chief Operating Officer, and Richard Lieberman, Senior Vice President, General Counsel and Secretary.

In addition to the expected departure of the executive officers noted above, five of the eight other members of senior management are scheduled for termination by mid-year. Total scheduled staff reductions include approximately 30% of the current workforce by mid-2005 (including the senior management terminations) and an additional 15% of the current workforce by year-end 2005. FINOVA's staff consists of 102 employees as of the date of this report. These projected terminations may change due to the actual run-off of the portfolio, changes in FINOVA's operations, unanticipated staff departures or other factors. To help effect a smooth transition, the Company has commenced implementing a transfer of responsibilities to remaining personnel.

Management proposed these reductions due to the significant reduction in FINOVA's remaining financial asset portfolio, which has been reduced to approximately $706 million of carrying value before reserves at the end of 2004. The remaining organizational structure is designed to retain appropriate oversight of the smaller operation in a more efficient manner.

Leucadia National Corporation will continue to manage FINOVA pursuant to the Management Services Agreement. Further information regarding that agreement is contained in "Compensation Committee Interlocks and Insider Participation" in FINOVA's 2004 Proxy Statement.

Certain statements in this report are forward-looking, in that they do not discuss historical fact, but instead note future expectations. Forward-looking statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Those factors include FINOVA's ability to retain a sufficient workforce, changes in scheduled termination dates and FINOVA's ability to continue its operations.

FINOVA does not intend to update forward-looking statements to reflect actual results or changes in assumptions or other factors that could affect those statements. FINOVA cannot predict the risk from reliance on forward-looking statements in light of the many factors that can affect their accuracy.

Section 9- Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

    Exhibits.

10.A 2004 Annual Incentive Plan Rules

10.B 2005 Annual Incentive Plan Rules

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FINOVA GROUP INC.
Date: March 8, 2005	By:	/s/ Richard Lieberman Richard Lieberman Senior Vice President General Counsel & Secretary